EXECUTION COPY

DATED APRIL 26, 2018

SHARE PURCHASE AGREEMENT

BY AND AMONGST

CANCER GENETICS, INC.

AND

BIOSERVE BIOTECHNOLOGIES (INDIA) PRIVATE LIMITED

REPROCELL U.S.A., INCORPORATED

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is executed on this 26th day of April 2018 (the “Effective Date”),

BY AND AMONGST:

(1)	BIOSERVE BIOTECHNOLOGIES (INDIA) PRIVATE LIMITED, a private limited company incorporated under the Companies Act, 1956 having its registered office at 3-1-135/1A, CNR Complex, Mallapur Main Road, R.R. District, Hyderabad – 500076, India (hereinafter referred to as the “Company”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its Affiliates, successors and permitted assigns) of the FIRST PART; and

(2)	CANCER GENETICS, INC., a company duly incorporated under the laws of the State of Delaware, USA and having its registered office at Meadows Office Complex, 201 Route 17 North, 2nd Floor, Rutherford, NJ 07070, USA (hereinafter referred to as “CGI”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its Affiliates, successors and permitted assigns) of the SECOND PART; and

(3)	REPROCELL INCORPORATED, a company duly incorporated under the laws of Japan and having its principal office at MetLife Shin-yokohama Bldg. 9F, Shin-yokohama, Kokoku-ku, Yokohama, Kanagawa 222-0033, Japan (hereinafter referred to as “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its Affiliates, successors and permitted assigns) of the THIRD PART.

For the purposes of this Agreement:

a)	CGI, the Company and Purchaser shall hereinafter be collectively referred to as “Parties” and individually, as a “Party”.

WHEREAS:

A.	The Company is engaged inter alia in the business of providing DNA synthesis, DNA sequencing and related services in India, molecular services and research tools to accelerate breakthroughs in genetics, drug discovery, biomarker research and molecular diagnostics, and, food pathogen testing and testing for genetically modified organisms in finished products (the “Business”);

B.	The present shareholding pattern of Company is as set out in SCHEDULE 2A hereof;

C.	CGI owns the share capital of the Company as indicated on Schedule 2A; and

D.	The Parties are desirous of entering into a share purchase arrangement for the sale and purchase of the Sale Shares (as hereinafter defined) and in consideration of the transfer of the Sale Shares from CGI to Purchaser, Purchaser has agreed to pay the Purchase Consideration (as defined hereinafter) to CGI, based on the representations, warranties, covenants, undertakings, indemnities and on such terms and subject to such conditions as mutually agreed upon by the Parties under this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS, AGREEMENTS, REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND INDEMNITIES SET FORTH IN THIS AGREEMENT, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED BY THE PARTIES, AND INTENDING TO BE LEGALL BOUND, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions:

1.1.1.	“Act” means the Indian Companies Act, 1956 and/or Indian Companies Act, 2013, as the case may be, as amended, modified, replaced or supplemented from time to time;

1.1.2.	“Accounts” shall mean in relation to any Financial Year, the audited financial statements of the Company, comprising in each case, an audited balance sheet and the related audited statement of income for such Financial Year, together with the auditor’s report thereon and notes thereto;

1.1.3.	“Accounts Date” means February 28, 2018;

1.1.4.	“Acquisition Date” means August 15, 2014, the date that CGI indirectly acquired the Company.

1.1.5.	“Act of Insolvency” means the occurrence of any one or more of the following with respect to the Company and/or CGI:

(a)	if the Company and/or CGI, or any part of their assets or undertaking, are involved in or subject to any Insolvency Proceedings, have stopped or suspended payment of their debts, become unable to pay their debts or otherwise become insolvent in any relevant jurisdiction or there are circumstances which require or would enable any Insolvency Proceedings to be commenced in respect of their or any part of their assets or undertaking;

(b)	the Company and/or CGI, is unable to, or admits their inability to pay their debts as they fall due, or, by reason of actual or anticipated financial difficulties, commence negotiations with one or more of their creditors with a view to rescheduling any of their indebtedness, other than any rescheduling which is in the ordinary course of Business;

(c)	a declaration of insolvency, liquidation or bankruptcy by or of the Company and/or CGI; or

(d)	any Action, being taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, bankruptcy, insolvency, winding-up, liquidation, dissolution, administration, provisional supervision or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company and/or CGI;
(ii)	(without prejudice to paragraph (i) above) the declaration of such Company as a “sick industrial company” within the meaning of the Sick Industrial Companies (Special Provisions) Act, 1985 of India or any equivalent law pursuant to which a debtor may obtain protection from its creditors;
(iii)	a composition, compromise, assignment or arrangement with any creditor of such Company and/or CGI;
(iv)	the appointment of a liquidator, receiver, administrator, compulsory manager, provisional liquidator or receiver, or supervisor, or other similar officer in respect of the Company and/or any of its assets; or
(v)	enforcement of any security over any material assets of the Company which are equivalent to at least 15% (fifteen percent) of the aggregate Assets of the Company at the relevant time of such enforcement of security;

which, has not been stayed within 90 (ninety) Business Days and thereafter such stay being vacated within 180 (one hundred and eighty) Business Days of its initiation. For avoidance of doubt, it is clarified that a stay within the aforesaid 90 (ninety) Business Days would act only as a temporary suspension of Action being deemed as an Act of Insolvency, which however shall become effective forthwith only if such stay (i.e. a stay obtained within 90 (ninety) Business Days) is vacated to the prejudice of the Company and/or CGI or any Action contemplated in paragraph (d) of this definition is not vacated within the aforesaid 180 (one hundred and eighty) Business Days;

1.1.6.	“Action” means any claim, demand, litigation, petition, action, suit, investigation, inquiry, process, proceeding, mediation, arbitration, conciliation, enforcement proceeding, hearing, complaint, assessment, fine, penalty, judgment, order, injunction, decree or award (administrative or judicial);

1.1.7.	“Adjustment Period Revenue” shall mean the revenue of the Company for the period from May 1, 2017 to August 31, 2017, which the parties agree is INR 2,27,72,913 equivalent to approximately US$351,000.

1.1.8.	“Affiliate” with respect to any Party means any Person which, directly or indirectly, (a) Controls such Party, (b) is Controlled by such Party, or (c) is Controlled by the same Person who, directly or indirectly, Controls such Party;

1.1.9.	“Agreement” means this Share Purchase Agreement together with the schedules, annexures and exhibits thereto as from time to time made, amended, supplemented or modified from time to time in accordance with the terms hereof;

1.1.10.	“Applicable Law” means any Indian law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement, permit, license, authorization, approval or governmental requirement enacted, promulgated, entered into, agreed with or imposed by any governmental authority.

1.1.11.	“Articles of Association” or “Articles” means the articles of association of the Company and as subsequently amended from time to time;

1.1.12.	“Asset(s)” means any and all assets, properties, rights and interests of every kind, nature, specie or description whatsoever, whether movable or immovable, tangible or intangible, owned, leased and/ or used by the Company;

1.1.13.	“Board” means the board of directors of the Company as nominated and elected from time to time;

1.1.14.	“Book Value” shall mean the value at which an asset appears in the last audited balance sheet of the Company or, at the time any analogous procedure or step is taken;

1.1.15.	“Business” shall have the meaning as ascribed to it in Recital A above;

1.1.16.	“Business Day” means a day on which commercial banks are open for business in both Hyderabad, India and New York, United States of America;

1.1.17.	“Control” means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of more than 50% (fifty percent) of the voting power of such Person, or, through the power to appoint more than half of the members of the board of directors or similar governing body of such Person, through contractual arrangements, or otherwise; and the terms “Controlling” and “Controlled” shall be construed accordingly;

1.1.18.	“Confidential Information” has the meaning given to it in Clause 12 of this Agreement;

1.1.19.	“Dispute” has the meaning given to it in Clause 10.1;

1.1.20.	“Effective Date” shall mean the date of execution of this Agreement;

1.1.21.	“Encumbrances” shall mean pledges, security interests, mortgages, easements, claims, charges, options, liens, transfer restrictions, rights of first refusal, voting and receipt of income agreements, conditional sale or other title retention or non-disposal agreements, other easements, encroachments and title defects of every type and nature, or any other contracts to give or to refrain from giving any of the foregoing whether voluntarily incurred or arising by operation of law or government regulation, including any agreement to give any of the foregoing in the future;

1.1.22.	“Escrow Amount” shall means the US $300,000 withheld from the Purchase Consideration to fund the purchase price adjustment in Section 3.2.

1.1.23.	“Financial Year” means in relation to the Company, a period in respect of which the Company, prepares audited accounts;

1.1.24.	“Fixed Assets” means the assets classified as fixed assets under the balance sheet of the Company, in accordance with the Indian GAAP, as on the Execution Date;

1.1.25.	“Fundamental Warranties” shall have the meaning ascribed to it as per Clause 7.8;

1.1.26.	“Indemnified Parties” shall have the meaning given to it in Clause 7.1 of this Agreement;

1.1.27.	“Indian GAAP” means the Indian generally accepted accounting principles promulgated by the Institute of Chartered Accountants of India, together with its pronouncements thereon from time to time, and applied on a consistent basis, in respect of any company, as applicable in India (for purposes of this Agreement, any reference to Indian GAAP shall include a reference to Ind AS which replaced Indian GAAP);

1.1.28.	“INR” shall mean the lawful currency of the Republic of India;

1.1.29.	“Insolvency Proceedings” means any form of or procedure related to, insolvency, bankruptcy, liquidation, receivership or administratorship, including any form of winding-up, arrangement or scheme with creditors, moratorium, interim or provisional supervision by any relevant authority;

1.1.30.	“Intellectual Property Rights” means (i) copyright, patents, know-how, confidential information, database rights, and rights in trademarks, domain names and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

1.1.31.	“License” means any authorization, license (including but not limited to statutory license), registration, permit, approval, consent, no-objection or permission;

1.1.32.	“Losses” shall mean any loss, damage, deficiency, demand, liability, claims, action, judgment, or causes of action, assessment, interest, fine, penalty, diminution in value and/or other cost or expense (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys’ fees and expenses);

1.1.33.	“Material Adverse Effect” means any change, event or development or effect that would be (or could reasonably be expected to be) materially adverse to: (i) the business, operations, assets, condition (financial or otherwise), operating results, operations, valuation or prospects of the Company, and/or (ii) the validity, legality or enforceability of this Agreement or of the rights or remedies of Purchaser under this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change, occurrence, fact or effect resulting from or relating to: (i) changes in the general economic conditions or political climate in India or any region in which the Company operates; (ii) changes in the Indian, or global, financial or commodity markets; (iii) changes generally applicable to the Company’s industry, including changes in the accounting principles and practices and the laws applicable to the Business; and (iv) natural disasters, labour unrest, strikes, acts of war, terrorism, sabotage and other “acts of God,” unless with respect to clause (iii) and (iv) such changes disproportionately impact the Company.

1.1.34.	“Material Contract” means any contract (i) to which the Company is or becomes a party, and which, (ii) in case of the Company, whether by reason of its nature, term, scope, price or otherwise, is of importance to the business profits or Assets of the Company in excess of INR 50,00,000/- (Indian Rupees Fifty Lakh only);

1.1.35.	“Memorandum” or “Memorandum of Association” means the memorandum of association of the Company and as subsequently amended from time to time;

1.1.36.	“Person” means any person, individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization or other entity or organization, as well as any syndicate or group, or an agency or instrumentality thereof and/or any other legal entity;

1.1.37.	“Property Contract” means any contract executed or to be executed by the Company (as may be contextually applicable) with the relevant owner of the property evidencing the right of the Company to use such real property;

1.1.38.	“Purchase Consideration” shall mean US$ 1,900,000, subject to adjustment;

1.1.39.	“RBI” means the Reserve Bank of India;

1.1.40.	“Real Property” includes land (whether or not owned separately from the surface), buildings or parts of buildings (whether the division is horizontal, vertical or made in any other way), premises, structures, erections and fixtures situated or forming a part of any of the foregoing and a right, privilege or benefit in, over or derived from land and any other immovable properties of any nature whatsoever;

1.1.41.	“Registrar of Companies” means for the Company, the registrar of companies situated at Hyderabad, Andhra Pradesh, as maybe contextually applicable;

1.1.42.	“Related Parties” means the Company and CGI, each of the Company and CGI’s connected Persons and each “related party” (as understood under Indian Companies Act, 2013 and Indian GAAP) of the Company and CGI and each of the Company’s and CGI’s connected Persons (or such one or more of them as the context may require), and Related Party means any of them;

1.1.43.	“Sale Shares” shall collectively mean the Shares to be sold by CGI to Purchaser pursuant to the provisions of this Agreement as described on Schedule 2A.;

1.1.44.	“Shares” shall mean the fully paid-up equity shares of the Company of face value INR 10/- (Indian Rupees Ten Only) each;

1.1.45.	“Target 2018 Revenue” shall mean the revenue of the Company for the period commencing on May 1, 2018 and ending on August 31, 2018..

1.1.46.	“Tax” or collectively ‘Taxes’ shall mean (i) any and all taxes imposed by any governmental body, assessments and other governmental charges, duties, impositions and liabilities, including sales tax, excise duties, value added tax, other taxes based upon or measured by gross receipts, income, profits, use and occupation, ad valorem, transfer, franchise, withholding, payroll, employment and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity or a transferor;

1.1.47.	“Transaction Documents” shall mean this Agreement and the other ancillary agreements entered into between, CGI and the Company, and/or the Purchaser pursuant to this Agreement;

1.1.48.	“Warranties” mean the representations and warranties on the part of the CGI, as contained in SCHEDULE 3A;

1.2.	Interpretation:

1.2.1.	Any references to a person means any natural person, Hindu undivided family, limited or unlimited liability company, body corporate, corporation, partnership (whether limited or unlimited), proprietorship, trust, union, association, government or any agency or political subdivision thereof or any other entity that may be treated as a person under Applicable Law;

1.2.2.	Any references to Applicable Law means any statute, law, enactment, regulation, ordinance, policy, treaty, rule, judgment, notification, rule of common law, order, decree, bye-law, license, directive, guideline, requirement or other governmental or regulatory restriction or condition, or any similar form of decision of, or determination by, or interpretation of, having the force of law of any relevant authority having jurisdiction over the matter in question, whether in effect as of the date of this Agreement or thereafter, in any jurisdiction and includes any practice or custom under any Applicable Law;

1.2.3.	Any references to relevant authority means any government, or any governmental, non-governmental, legislative, executive, administrative, fiscal, judicial or regulatory, authority, body, board, ministry, department, commission, tribunal, agency, instrumentality or other person exercising legislative, executive, administrative, fiscal, judicial or regulatory functions (including any court, tribunal, mediator or arbitrator of competent jurisdiction), having jurisdiction over the matter in question, whether as of the date of this Agreement or thereafter, in any jurisdiction or political sub-division and includes any relevant taxation authority;

1.2.4.	Any references to relevant taxation authority means any relevant authority having jurisdiction over or responsibility with respect to, the administration, assessment, determination, collection or imposition of any Tax;

1.2.5.	Any references to an individual includes his heirs, executors, administrators, estate and personal representatives;

1.2.6.	Any references to a Party to this Agreement includes references to the Affiliates, successors and permitted assigns of that Party as may be contextually applicable;

1.2.7.	The words including and include shall mean including without limitation and include without limitation, respectively;

1.2.8.	Any reference importing a gender includes the other gender;

1.2.9.	Any reference to INR is to Indian rupees and any reference to US$ or USD is to United States dollars;

1.2.10.	Any reference to writing includes typing, printing and any form of electronic communication;

1.2.11.	Any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document;

1.2.12.	Any references to a company’s issued share capital shall include equity shares as well as preference shares issued by that company;

1.2.13.	Words importing the singular include the plural and vice versa;

1.2.14.	Any reference to the shareholding of a company on an As Converted Basis refers to the shareholding pattern of that company at the relevant point in time and shall be calculated after taking into account all the issued and outstanding shares of that company, including preference shares, and all outstanding options, warrants, convertible debentures, employee stock options, if any, from time to time and all other convertible securities of that company as if all such options, warrants, convertible debentures and all other convertible securities were converted to equity shares at that point in time and such calculation shall take into consideration all share splits, bonus issuances, etc. if any.

1.2.15.	In this Agreement, any reference, express or implied, to an enactment includes:

(a)	that enactment as re-enacted, amended, extended or applied by or under any other enactment (before, on or after the signature of this Agreement);
(b)	any enactment which that enactment re-enacts (with or without modification); and
(c)	any subordinate legislation made (before, on or after the signature of this Agreement) under any enactment, as re-enacted, amended, extended or applied as described in Clause 1.2.15(a) above, or under any enactment referred to in Clause 1.2.15(b) above.

1.2.16.	In this Agreement, unless the contrary intention appears, a reference to a Clause or Schedule is a reference to a clause of or schedule to this Agreement.

1.2.17.	The headings in this Agreement do not affect its interpretation

2.	SHAREHOLDING IN THE COMPANY

2.1.	As on the Effective Date, the shareholding of the Company is as described in SCHEDULE 2A.

3.	SALE AND PURCHASE

3.1.	Sale and Purchase of the Sale Shares. Subject to the terms and conditions contained herein and based upon and relying on the Warranties offered by CGI on the Effective Date, CGI shall sell and transfer to the Purchaser, the Sale Shares, free and clear of all Encumbrances and Purchaser hereby agrees to acquire from CGI, all of CGI’s rights, title and interest in and to the Sale Shares, free and clear from any and all Encumbrances, for the Purchase Consideration.

3.2.	Purchase Consideration Adjustment. The Purchase Consideration shall be subject to a downward adjustment if the Target 2018 Revenue is less than the Adjustment Period Revenue, with a maximum adjustment of US$ 300,000.00 (the “Adjustment”). The Adjustment will be calculated as follows: (i) 0.75 times (x) the Adjustment Period Revenue minus (y) the Target 2018 Revenues, with the Adjustment capped at $300,000. For purposes of calculating the amount of the Adjustment, the comparison of the Target 2018 Revenue and the Adjustment Period Revenue shall be made in Indian Rupees and then shall be converted into US$ at the conversion rate disclosed by The Wall Street Journal for the Adjustment Date. Within thirty 30 days after the 2018 Target Revenue measurement period, the Purchaser shall send to CGI its calculation of the Target 2018 Revenue, which calculation shall be made in accordance with Indian GAAP and consistent with the methodology used in calculating the Adjustment Period Revenue. Within 10 days of receipt of the calculations from the Purchaser, CGI will inform the Purchaser whether it agrees with such calculation. If CGI disagrees with Purchaser’s calculation, the Parties shall attempt to resolve such difference; provided that if the Parties are unable to reach agreement within 15 days of CGI’s notice to the Purchaser of its disagreement, the Parties shall ask RSM, CGI’s auditors, to calculate the Adjustment, which determination shall be binding on the Parties. The Parties will share the cost of the auditor in determining the Adjustment. The date on which such Adjustment is finalized is referred to as the “Adjustment Date.”

3.3.	Payment of Purchase Consideration.

3.3.1.	In consideration for the sale and transfer of the Sale Shares, the Purchase Consideration shall be paid to CGI as follows:

(a)	On the Effective Date, (a) the Purchaser shall pay US$ 1,600,000 in cash by wire transfer of immediately available funds to an account designated by CGI and (b) the Purchaser shall pay US$ 300,000 in cash by wire transfer of immediately available funds to an escrow account at Munshi Law Group, LLC, Wilmington, DE to be held pursuant to an escrow agreement being executed by the parties simultaneously herewith;

(b)	Within 3 days of the Adjustment Date, the parties will jointly instruct the escrow agent to release US$ 300,000 less the Adjustment to CGI and to release the Adjustment to the Purchaser, in each case in cash by wire transfer of immediately available funds to an account designated by CGI and the Purchaser as the case may be.

4.	TRANSFER COMPLETION

4.1.	Venue and Time of Transfer Completion:

4.1.1.	The completion of the purchase and transfer is taking place at a place mutually agreed upon by the Parties simultaneous with signing on the Effective Date.

4.1.2.	As on the Effective Date, the following transactions shall take place and no such transactions shall be consummated unless all transactions are consummated:

(a)	The Company and CGI shall deliver the following documents to the Purchaser and/or their authorized representatives, as they may direct:
(i)	A certificate signed by CGI to the effect that since the Accounts Date, no existing or imminent Material Adverse Effect has taken place or is reasonably expected to take place in relation to or in connection with the business of the Company;
(ii)	CGI shall deliver to the Purchaser, the original share certificates in respect of the Sale Shares and signed share transfer forms for the transfer of the Sale Shares.

4.1.3.	The Company shall, upon delivery of the aforesaid documents to the Purchaser and subject to Clause 4.1.2, immediately convene a meeting of the Board, with directors newly appointed by the Purchaser, wherein the Board shall pass the necessary resolutions:

(a)	approving and recording the transfer of the Sale Shares from CGI to the Purchaser; and

(b)	authorizing necessary entries in its statutory registers (including the register of members and register of share transfers) to record the sale and purchase of Sale Shares from CGI to the Purchaser in the manner contemplated under this Agreement.

4.1.4.	The Company shall immediately after approving the board resolutions as specified in Clause 4.1.3 above, (i) update its register of members and register of share transfers, in each case, to record the sale and purchase of Sale Shares from the CGI to the Purchaser in the manner contemplated under this Agreement; and (ii) endorse the name of the Purchaser on the relevant share certificates of the Sale Shares being transferred by CGI.

4.2.	All proceedings to be taken and all documents to be executed and delivered by the Parties at the Effective Date shall be deemed to have been taken and executed simultaneously to the extent possible and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

5.	CONDITIONS SUBSEQUENT

5.1.	At any time on or after, but no later than 30 (thirty) days from the Effective Date, the relevant forms for the Purchaser, if any, shall be filed with the concerned regulatory authorities including inter alia the Registrar of Companies and the RBI in accordance with the provisions of the Applicable Laws. Purchaser shall be solely responsible for all governmental filings required to give effect to the transfer of the Shares.

5.2.

Transfer of the ESOP Trust. Subject to the Applicable Laws and in compliance thereof, the Company, and/or CGI shall execute all documents necessary to transfer the absolute legal control of the ‘Cancer Genetics India (ESOP) Trust’ created under ESOP Trust Deed dated October 12, 2005 to the Purchaser; provided, however, that it is understood that the Purchaser shall be responsible to prepare, procure and/or perform all necessary actions, registrations, approvals, resolutions and documents necessary to give full effect to, and ensure the effective transfer of the control of the said trust to Purchaser, and shall also execute such documents as required. The Purchaser and CGI shall share the costs for such effort as part of and to the extent hereinafter described at the end of Section 7.8.

6.	WARRANTIES

6.1.	CGI represents and warrants to the Purchaser that except as provided in the Disclosure Letter, all of the Warranties contained in
SCHEDULE 3A are complete, true and accurate and not misleading as of the Effective Date of this Agreement.

6.2.	The Purchaser represents and warrants to CGI and the Company that all of the Purchaser Warranties contained in
SCHEDULE 3B are complete, true and accurate in all material respects and not misleading as of the date of execution of this Agreement and shall continue to be complete, true and accurate and not misleading as on the Effective Date.

6.3.	Each of the Warranties is separate and independent and, except as expressly provided in this Agreement, is not limited by: (a) reference to any other Warranty, and (b) any other provision of this Agreement (except the Disclosure Schedule), and no, imputed or constructive knowledge shall be attributed to the Purchaser whether before or after the Effective Date, with respect to the accuracy or inaccuracy of any Warranty.

7.	INDEMNITY

7.1.	CGI shall indemnify, defend and hold harmless the Purchaser, its Affiliates, and their respective employees, officers, directors, agents and managers, or if so desired by the Purchaser, CGI shall indemnify the Company (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”), from and against any and all Losses, incurred or suffered by an Indemnified Party, directly or indirectly based upon, as a result or arising out of, or in relation to or otherwise in respect of, any breach of the Warranties herein. The Parties acknowledge that any Losses whatsoever, incurred or suffered by the Company shall be deemed to be any such Losses (as the case may be) incurred or suffered by the Purchaser for the purpose of this Clause 7.
7.2.	The Purchaser shall indemnify, defend and hold harmless CGI, its Affiliates, and their respective employees, officers, directors, agents and managers, (individually, a “CGI Indemnified Party” and, collectively, the “CGI Indemnified Parties”), from and against any and all Losses, incurred or suffered by a CGI Indemnified Party, directly or indirectly based upon, as a result or arising out of, or in relation to or otherwise in respect of, any breach of the Warranties made by the Purchaser herein or by reason of the ownership of the Company or the operation of its business after the Effective Date.
7.3.

7.4.	The right to indemnification under this Clause 7, shall not be affected or treated as qualified by any investigation or due diligence conducted by or on behalf of the Purchaser into the affairs of the Company or any actual, imputed or constructive knowledge acquired or capable of being acquired (whether pursuant to the due diligence or otherwise) at any time by or on behalf of the Purchaser, whether before or after the Effective Date, with respect to the accuracy or inaccuracy of any Warranty, or compliance or non-compliance with any obligation, undertaking, representation, covenant or agreement of any of the Warrantors under this Agreement, and no such investigation, due diligence or knowledge shall prejudice any claim for breaches of Warranty.
7.5.	CGI shall be solely liable for the indemnification obligations under this Clause 7 and shall not (and hereby waive any right to) seek contribution, indemnification or any other remedy from or against the Company in respect of any amounts that may be paid or may be payable by the CGI to the Purchaser under the terms of this Agreement.

7.6.	The indemnification rights of the Indemnified Parties under this Agreement are independent of, and in addition to, such other rights and remedies they may have at Applicable Law or in equity or otherwise, including the right to seek specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

7.7.	Notwithstanding any provision to the contrary, the Purchaser shall not assume, in any manner, any responsibility or liability, whatsoever, in respect of the Business and its operations or activities, relating to the period prior to the Effective Date and any liability which may arise after the Effective Date but relates to any act prior to the Effective Date, including failure to comply with Applicable Laws and/or to make requisite filings with authorities and/ or failure to obtain requisite approvals, in respect of the Company before the Effective Date except as expressly provided herein or in the Disclosure Schedule.

7.8.	Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the maximum aggregate liability of CGI to any Indemnified Party, in respect of any or all claims for indemnification shall not exceed an amount of USD $325,000.00 (United States Dollars Three Hundred and Twenty-Fifty Thousand Only). Further, liability for any Losses pursuant to the Fundamental Warranties shall not exceed the Purchase Consideration, as adjusted; provided however, the liability of the CGI to Purchaser in respect of any or all claims for any of Purchaser’s actual Losses arising out of, or as a result of, (i) any fraud or wilful misconduct , shall remain uncapped at all times and (ii) or breach or violation of any Fundamental Warranties pertaining to the beneficial ownership of the Sale Shares shall be capped at the Purchase Consideration plus $1,000,000. For the purposes of this Clause 7, the term Fundamental Warranties shall mean and include the Warranties stated in SCHEDULE 3A of this Agreement under the heads of – (Particulars of the Company, paragraph 1); (Constitutional and Corporate Documents, paragraphs 5and 9); (Indebtedness, loans and bank accounts, paragraphs 10 and 11);. No claim for indemnification shall be made more than twelve (12) months from the Effective Date. No claim for indemnification shall be made against CGI until the aggregate amount of all such claims exceeds $50,000.

Notwithstanding the foregoing, liability resulting from the breach of the Warranty in Schedule 3A with respect to Cancer Genetics (India) Private Limited (Cancer Generics (India) Private Limited, paragraph 26) will be handled separate and apart from the foregoing. If there is a breach of the Warranty in paragraph 26, CGI shall be responsible for the first $20,000 of liabilities, and the Purchaser shall be responsible for any liabilities of Cancer Genetics (India) Private Limited in excess of such sum. It is understood that any compounding fee prescribed by the RBI, described in the Disclosure Schedule and estimated to be approximately between Rs. 3,00,000 to Rs.5,00,000 ($ 4,600 to $ 7,700) is included within the first $20,000 of liabilities for which CGI shall be responsible.

It also is acknowledged and agreed by the parties that notwithstanding anything set forth above or in the Warranties, CGI has not taken all steps necessary to transfer title to the Sale Shares to itself, and that the Purchaser will need to take steps after the Effective Date to have the Sale Shares, the ESOP shares and the other shares in the Company properly transferred first to CGI and the other current owners, as described in the Disclosure Schedule and then to effect the transfer of such shares as contemplated by this Agreement, including payment of stamp taxes, regulatory fees and fines and other steps. The Purchaser will be solely responsible for taking all such steps and actions to have the shares ultimately transferred, registered and recorded in its name, but the parties agree to shares the costs in Purchaser doing so equally; provided, however, that CGI’s maximum liability under this paragraph and all other sections referencing this paragraph (including but not limited to sections with respect to the transfer of the ESOP shares and stamp tax obligations) shall be $50,000. It is acknowledged that any past failures to make requisite filings or submissions, and the need for such filings and actions to be made hereafter, is not a breach of Warranty by CGI for purposes of this Agreement, and CGI shall have no obligation to indemnify Purchaser with respect to any such matters, except for the cost sharing provisions of this paragraph. The provisions above with respect to a breach of a Fundamental Warranty with respect to ownership are not to apply with respect to the foregoing matters but only to apply if there is a lien or encumbrance on the Sale Shares (other than a lien or encumbrance related to Purchaser or its affiliates)that Purchaser hereafter needs to satisfy to have sole ownership of the Sale Shares, or if CGI has transferred the Sale Shares to a third party such that it is hereafter discovered that such party, and not CGI, is the beneficial owner of the Sale Shares as of the date hereof.

8.	CO-OPERATION

8.1.	The Parties shall use their reasonable efforts to ensure that the transactions contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory authorities and other Persons as may be necessary or reasonably requested by the Purchaser in order to consummate the transactions contemplated by this Agreement; provided however that all such actions and approvals shall be effected by Purchaser and at Purchaser’s cost except for CGI’s responsibility under the cost sharing arrangement described at the end of Section 7.8.

9.	NON COMPETE

9.1.	For a period of 2 (two) years from the Effective Date, CGI agrees that it will not license any third party to utilize its patented technologies for diagnostic tests on patients in India without offering the Purchaser the opportunity to obtain a license for the same technologies on the same terms as the other third party licensee during such period.

9.2.	CGI undertakes that it will not solicit, canvas or entice away any employee who is employed in managerial, professional, supervisory, technical or administrative capacity from the Company, except the foregoing shall not prohibit generalized employment offers not targeted to specific individuals

9.3.	CGI agrees and acknowledges that the covenants and obligations under this Clause 9 relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Purchaser and the Company irreparable injury and as such, the restrictions set forth herein are reasonable in nature. Therefore, the Purchaser shall be entitled to an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain CGI from committing any violation of the covenants and obligations contained herein.

9.4.	For the avoidance of doubt, the Parties acknowledge and agree that the obligations of CGI under this Clause 9 are independent, several and separate from one another. CGI further agrees and acknowledges that there is no further consideration required to be paid under this Clause 9 and that the consideration to be paid by the Purchaser under this Agreement is good and adequate consideration for this purpose.

10.	GOVERNING LAW AND ARBITRATION

10.1.	This Agreement and its performance shall be governed by and construed in all respects in accordance with the laws of the State of New York. In the event of a dispute or difference (“Dispute”) relating to any of the matters set out in this Agreement, the Parties shall discuss in good faith to resolve the Dispute. In case the Dispute is not settled within 30 (thirty) calendar days, it shall be referred to arbitration in accordance with the Clause 10.2 below.

10.2.	All Disputes that have not been satisfactorily resolved under Clause 10.1 above shall be referred to arbitration before a sole arbitrator to be jointly appointed by the Parties. In the event the Parties are unable to agree on a sole arbitrator within 10 (ten) calendar days following the 30 (thirty) calendar day period specified in Clause 10.1 above (“Initial Period”), the matter will be referred to a panel of arbitrators (“Panel”) to be appointed within 10 (ten) calendar days from the expiry of the Initial Period. Both Parties to the Dispute (that is the party instituting the arbitration proceeding and the respondent party(s)) shall appoint 1 (one) arbitrator each to the Panel and the 2 (two) arbitrators so appointed by the parties shall together appoint 1 (one) more arbitrator to the Panel. The arbitration proceedings shall be carried out in accordance with the then prevailing rules prescribed/specified by JAMS/Endispute and the seat of arbitration shall be New York. The arbitration proceedings shall be conducted in the English language. Subject to Clause 10.3 below, the Parties shall equally share the costs of the arbitrator’s fees, but shall bear the costs of their own legal counsel engaged for the purposes of the arbitration.

10.3.	The Panel shall make an award in writing within 60 (sixty) days of the appointment of the sole arbitrator/constitution of the Panel. The award of the arbitrator(s) shall be final and conclusive and binding upon the Parties and non-appealable to the extent permitted by Applicable Law. The Parties agree that such enforcement shall be subject to the provisions of the Applicable Law, and no Party shall seek to resist the enforcement of any award in India or elsewhere on the basis that the award is not subject to such provisions. The award rendered shall apportion the costs of the arbitration.

10.4.	The Parties further agree that the arbitrators shall also have the power to decide on the costs and reasonable expenses (including reasonable fees of its counsel) incurred in the arbitration and award interest up to the date of the payment of the award.

11.	NOTICES

11.1.	Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile or email at the respective addresses set out herein below or at such other address as may be subsequently intimated by one Party to the other in writing as set out herein. If the notice is sent by facsimile or email, the said notice shall also be sent by registered post acknowledgment due.

(a)	If to CGI

Address: 201 Route 17 North, 2nd Fl. Rutherford, NJ 07070, USA

Attention: Chief Executive Officer

Telephone: 1-201-528-9191

Fax: 1-201-528-9201

Email: jay.roberts@cgix.com

With a copy to: Alan Wovsaniker, awovsaniker@lowenstein.com

(b)	If to the Company
Address:	3-1-135/1A, CNR Complex, Mallapur Main Road, R.R. District, Hyderabad – 500076, India

Attention: Rama Modali

Telephone: 301-47—3362

Email: rmodali@reprocell.com

With a copy to: Parth Munshi, pmunshi@ckrlaw.com

(c)	If to the Purchaser

Address: MetLife Shin-yokohama Bldg. 9F, 3-8-11, Shin-yokohama,

Kohoku-ku, Yokohama, Kanagawa 222-0033, Japan

Attention: Rama Modali

Telephone: 301-470-3362

Email: rmodali@reprocell.com

With copies to: Daisuke Usui, daisuke.usui@reprocell.com

Parth Munshi, pmunshi@ckrlaw.com

11.2.	All notices shall be deemed to have been validly given on (i) the Business Date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission or email, or (ii) the Business Day of receipt, if sent by courier or hand delivery; or (iii) the expiry of 7 days after posting, if sent by registered post.

11.3.	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 7 (seven) days prior written notice.

12.	CONFIDENTIALITY

12.1.	The Parties recognize that each of them will be given and have access to confidential and proprietary information of the other Parties (“Confidential Information”). The Parties undertake not to use any of such Confidential Information for their own corporate purposes without the prior written consent of the Party owning such information and shall use their best efforts to keep confidential and not to disclose to any third party any of the other Parties’ confidential and proprietary information relating to (i) the negotiation and contents of this Agreement; or (ii) the business and affairs of the Company. The Parties shall also cause their respective directors, employees, officers and any other persons to whom the above-mentioned information is disclosed to execute a letter of confidentiality to the effect provided in this Clause. The obligations to abide by the provisions of this Clause shall not apply to any information that:

12.1.1.	was developed independently by the Parties;

12.1.2.	was known to the Party prior to its disclosure by the disclosing Party;

12.1.3.	has become generally available to the public (other than by virtue of its disclosure by the Party receiving such information);

12.1.4.	may be required in any report, statement or test the Company submitted to any governmental or regulatory body;

12.1.5.	is of a general, conceptual or non-specific nature;

12.1.6.	may be required in response to any summons or subpoena or in connection with any litigation;

12.1.7.	may be required to comply with any law, order, regulation or ruling applicable to any Party hereto including but not limited to compliance with any securities laws as applicable in the United States of America;

12.1.8.	is disclosed to its professional advisers including legal, financial and tax advisers and auditors but only to the extent necessary subject to such advisers accepting an equivalent confidentiality obligation to that set out in this Clause; or

12.1.9.	to the extent the receiving party received written consent to such disclosure from the relevant Party from whom it received such Confidential Information and from the Party to which that Confidential Information relates.

Provided that prior to any disclosure in respect of a request to disclose Confidential Information under sub-clauses 12.1.4, 12.1.5, 12.1.6, and 12.1.7, above a Party must first notify the Party owning such Confidential Information, who shall then have the opportunity to respond to and/or dispute such request. The provisions of this Clause shall survive the termination of this Agreement.

12.1.10.	The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in this Clause relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the Company and the owner of such property irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in this Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.

13.	MISCELLANEOUS

13.1.	Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

13.2.	Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

13.3.	Amendments

No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

13.4.	Assignment

CGI shall not be entitled to assign its rights and obligations under this Agreement in any manner without the prior written consent of the Purchaser. The Purchaser shall not be entitled to assign its rights and obligations under this Agreement in any manner without the prior written consent of CGI.

13.5.	Entire Agreement

This Agreement and the other agreements to be entered into by the Parties in accordance with this Agreement, together with all Exhibits and Schedules hereto and thereto, constitute the entire agreement among the Parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

13.6.	No Broker or Finder

The Company, CGI, and the Purchaser each represent that it has not employed any broker, or finder, or incurred any liability for any brokerage fee, commission, finder’s fee or other similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

13.7.	Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

13.8.	Costs

Each Party shall bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and any ancillary documents. Further, any stamp duty and registration duty with respect to this Agreement shall be borne by equally by the Purchaser and CGI; as part of and subject to the limitation with respect to CGI set forth at the end of Section 7.8.

13.9.	Public announcements

No Party to this Agreement shall make any disclosure or announcements about the subject matter of this Agreement to any Person without the prior written consent of the other Parties unless such public announcement is required under Applicable Law.

13.10.	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

13.11.	Authorization

The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto set forth their respective hands and have caused the same to be executed as of the date first mentioned hereinabove as follows:

For BIOSERVE BIOTECHNOLOGIES (INDIA) PRIVATE LIMITED	Witnessed by:
____/s/ P. Venkateswarlu__________________ Name: P. Venkateswarlu Designation: Director	_____/s/ M. Rajyashri____________________ Name: M. Rajyashri

For CANCER GENETICS, INC.	Witnessed by:
____/s/ Jay Roberts_____________________ Name: Jay Roberts Designation: Chief Executive Officer	___/s/ Igor Gitelman_____________________ Name: Igor Gitelman

For REPROCELL INCORPORATED.	Witnessed by:
___/s/Chikafumi Yokoyama_______________ Name: Chikafumi Yokoyama Designation: Chief Executive Officer	____/s/ Rama Modali_____________________ Name: Rama Modali

SCHEDULE 2A

SHAREHOLDING PATTERN OF THE COMPANY

(PRIOR TO THE EFFECTIVE DATE)

Sr. No	Name of the Shareholder	Number of Shares	Sale Shares
1.	Cancer Genetics , Inc.	[ 1,271,301 ]	1,271,301
2.	Bioserve India ESOP Trust	22,300	0
TOTAL		1,294,601

SCHEDULE 2B

SHAREHOLDING PATTERN OF THE COMPANY

(POST EFFECTIVE DATE)

Name of Shareholder	Number of Shares
ReproCELL Incorporated	[ 1,271,301 ]
Bioserve India (ESOP) Trust	22,300
Total	[ 1,294,601 ]

SCHEDULE 3A

WARRANTIES

Other than as stated in the Disclosure Schedule (SCHEDULE 9), CGI represents, warrants and covenants to the Purchaser as follows:

A.	GENERAL

Particulars of the Company

1.	The information relating to the Company in SCHEDULE 1 and SCHEDULE 2A is true and accurate as at the date hereof.

2.	As on the date hereof, the Company has no Subsidiary (whether incorporated in India or outside India).

Information and disclosures

3.	There is no fact which has not been disclosed in this Agreement which has had, or could reasonably be expected to have a Material Adverse Effect.

4.	No representation or warranty of CGI contained in this agreement is false or misleading in any material respect or omits to state a fact necessary to make the statements herein not misleading in any material respect.

Constitutional and corporate documents

5.	The Company has been duly incorporated and properly formed, and its Memorandum and Articles are in accordance with all Applicable Laws.

6.	The copies of the Memorandum of Association and Articles of Association of the Company that have been provided to the Purchaser are true, accurate and complete in all respects and have annexed to or incorporated in them copies of all resolutions or agreements required by Applicable Law to be so annexed or incorporated.

7.	Since the Acquisition Date, all statutory books, records and registers, including accounting records as well as the register of members and minute books of the Company have been properly maintained in all material respects in accordance with the applicable provisions of the Act and are kept at its respective corporate/registered office, written up to date and are complete in all respects and no notice or allegation that any of them is incorrect or should be rectified has been received and no such notice or allegation is apprehended. All such books, records and registers are in possession and under the direct control of the Company.

8.	Since the Acquisition Date, all returns and particulars, registrations, resolutions and other documents that Company is required by Applicable Law (including the Act), to file with or deliver to any relevant authority have been correctly made up, duly filed and/or delivered and there is no outstanding notice from any relevant authority received by the Company, or CGI (as the case may be) as to its non-compliance with its obligations as to filings, returns, particulars, resolutions and other documents.

9.	The Company possesses full power and authority to conduct Business as currently being conducted and as proposed to be conducted.

Capacity

10.	Each of the Company and CGI has the requisite power and authority and has obtained all requisite permissions, consents and approvals (including all Licences) to enter into and to observe and perform this Agreement and to consummate the transactions contemplated hereunder, and have full authority to sign and execute this Agreement.

11.	This Agreement will, when executed, constitute legal, valid and binding obligations of each of CGI and the Company, enforceable against each of CGI and the Company, in accordance with its terms.

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12.	The execution, delivery and consummation of, and the performance and observance of this Agreement does not require any consents, approvals or the provision of any notices, filings, reports or intimations and will not breach or violate any Applicable Laws, rules, regulations, agreements to which the Company and/or CGI is a party, or create any Encumbrances on any assets of the Company, and is in compliance with all applicable statutory requirements except for the consents of CGI’s lenders and requisite fillings with the US Securities and Exchange Commission .

Ownership of the shares and securities

13.	Except for the rights of the Purchaser under this Agreement, no person is entitled or has claimed to be entitled to require CGI to transfer any of its Sale Shares, either now or at any future date and whether contingently or not, other than as provided in this Agreement.

14.	There is no Encumbrance on, over or affecting any of the shares, debentures or other securities of the Company, except bank liens which will be released on the Effective Date, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing; provided however that no representation is made with respect to the shares held by the ESOP.

15.	At the Effective Date, the Sale Shares shall have been validly transferred, free from all Encumbrances and credited as fully paid up.

The Company

16.	The Company does not hold and has not agreed to acquire, whether legally or beneficially, jointly or alone, and directly or indirectly, any share or securities or any other interest whatsoever in any other company or corporation, whether incorporated in India or outside India.

17.	CGI is the sole legal and beneficial owner of the Sale Shares.

18.	The Shares held by CGI in the Company have been duly and validly transferred, are fully paid up, and rank pari passu in all respects with the other equity shares in the issued share capital of the Company.

19.	No shares of the Company have been issued pursuant to the Cancer Genetics India (ESOP) Trust except as disclosed on the Schedules and the Company does not, as at the Effective Date of this Agreement have any other employee stock option plan. Further, there exists no present breach of any obligation or liability in respect of the Cancer Genetics India (ESOP) Trust and its operations or activities, relating to the period prior to the Effective Date and after the Acquisition Date Cancer Genetics India (ESOP) Trust is in full and complete compliance with all Applicable Laws and/or has made all requisite filings with authorities and has obtained requisite approvals, in respect of the said Trust as at the Effective Date.

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Licences

20.	The Company has obtained in its own name all Licences necessary or required under Applicable Law. The Company has duly made all reports, filings and other intimations, necessary or required to be made under Applicable Law.

Actions

21.	The Company is not engaged (whether as claimant, defendant, plaintiff or otherwise) in any Action and since the Acquisition Date, there is no Action in progress, pending, outstanding or to the best of the knowledge of CGI threatened - (i) by, against or affecting, the Company, or any of their respective Assets, (ii) in respect of which the Company is liable to indemnify or compensate any person, or (iii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby.

22.	There are no existing or pending unfulfilled or unsatisfied judgments or orders affecting the Company.

23.	CGI is not engaged (whether as claimant, defendant, plaintiff or otherwise) in any Action and there is no Action in progress, pending, outstanding or, to
CGI’s knowledge, threatened, by or against CGI, or any of its assets or properties which would affect the obligations of CGI under this Agreement, or, challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby

Insolvency

24.	Neither the Company nor any of its Assets are involved in or subject to any Insolvency Proceedings.

25.	No Act of Insolvency has occurred in relation to CGI.

26.	Neither CGI nor any of its Assets are involved in or subject to any Insolvency Proceedings, and there are no circumstances which require or would enable any Insolvency Proceedings to be commenced or initiated against CGI or any of its Assets

CANCER GENETICS (INDIA) PRIVATE LIMITED

27.	Since the date of its formation, Cancer Genetics (India) Private Limited has conducted no operations and has had no assets other than the ownership of the Shares of the Company.

B.	ACCOUNTS AND FINANCIAL

Accounts and debtors

1.	The Accounts have been prepared on a consistent basis in accordance with Indian GAAP and, since the Acquisition Date, all Applicable Laws, without any change (except as required by Indian GAAP or Applicable Laws) in the accounting policies used and in particular, the rate of depreciation applied in respect of each Asset has been consistently applied over previous accounting periods of the Company and is adequate to write down the value of such Asset to its net realizable value as at the end of its useful working life.

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2.	In the Accounts:

(a)	the value attributed to each Asset of the Company does not exceed its current market value as at the Accounts Date; and

(b)	for the period ending as on the Accounts Date there are adequate provisions for any losses in respect of ongoing projects and/or work in progress to the extent that such losses are material and have been reasonably determined.
3.	All financial records of the Company have been properly maintained and constitute an accurate record of all matters which appear in them and where required by Applicable Law have been duly filed. The Company has complied with the statutory accounting requirements including the requirements with respect to accounting for Taxation.

Book debts

4.	The debts owing to Company included in the Accounts for the period ending as on the Accounts Date are expected to realize, in the ordinary course of collection, their nominal amounts plus any accrued interest, as may be applicable, less any provisions for bad and doubtful debts included in the Accounts for the period ending as on the Accounts Date.

5.	All debts owing to the Company at the date of this Agreement (other than the debts included in the Accounts for the period ending as on the Accounts Date are expected to in the ordinary course of collection realize their nominal amounts plus any accrued interest, as may be applicable.

Position since Accounts Date

6.	Since the Accounts Date:

(a)	The Company has conducted its business in a normal and proper manner;

(b)	there has been no deterioration in the values of any of the Assets (other than through the normal course of depreciation and/or amortization) such that the market value of any Asset is less than the value attributed to it in the Accounts and no Asset has been re-valued;

(c)	The Company has not entered into any Material Contract which is not in its ordinary course of business;

(d)	there has been no deterioration in the turnover, financial or trading position or the prospects of the Company;

(e)	The Company have paid its creditors as per normal business practice;

(f)	no Material Contract involving expenditure by the Company on capital account in excess of INR [10,00,000 /- (Indian Rupees Ten Lakh Only) on an individual basis or INR [1,00,00,000 /- (Indian Rupees One Crore Only)] in aggregate has been entered into by the Company and no asset, property, right or interest of a value or price in excess of INR [10,00,000/- (Indian Rupees Ten Lakh Only)] on an individual basis or INR 1,00,00,000/- (Indian Rupees One Crore Only) in aggregate, has been acquired or disposed of or agreed to be acquired or disposed of by the Company on capital account other than in the ordinary course of business consistent with past practice;

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(g)	there has been no disposal of any Asset or supply of any service or facility of any kind by the Company in circumstances where the consideration actually received or receivable for the disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

(h)	no dividend or other distribution of profits or assets has been or has been agreed to be declared, made or paid by the Company;

(i)	no resolution in a general meeting of the Company, or resolution of the board of directors of the Company has been passed which is not required statutorily or not in the ordinary course of business, consistent with past practice, or which vitiates the provisions of this Agreement;

(j)	no event has occurred which gives rise to Taxation to the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person;

(k)	no event has occurred which would result in any third party (with or without the giving of notice) being or becoming entitled to call for the repayment of any indebtedness of the Company prior to the normal maturity date;

(l)	the Company has not made any payment or incurred any liability to any Related Party other than in the ordinary course of business;

(m)	there has been no satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except for those made in the ordinary course of business, consistent with past practice and those that are not material to its Assets, financial condition operation or business;

(n)	there has been no change, amendment to or termination of a Material Contract of the Company, other than in the ordinary course of its business;

(o)	there has been no sale, assignment, transfer or other disposal of any Intellectual Property Right of the Company other than in the ordinary course of business;

(p)	there has been no direct or indirect redemption, purchase or other acquisition of any of the shares or securities of the Company by any person;

(q)	there has been no material failure by the Company to conduct Business in the ordinary course;

(r)	there has been no payment made by the Company which will not be deductible for Taxation purposes either in computing the profits of the Company or in computing the Taxation chargeable on the relevant Company;

(s)	there has been no event or condition of any nature which has had or might have a Material Adverse Effect on the Assets, financial condition, operation or business of the Company;

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(t)	No loans or advances to, guarantees or indemnities for the benefit of, or any investments in, any person, have been made by the Company;

(u)	there has not been any change in accounting methods or practices of the Company or any change in depreciation or amortization policies or rates except as required by Indian GAAP;

(v)	no waiver has been granted by the Company of a material right or of a material debt owed to it; and

(w)	there has been no agreement or commitment by the Company to do any of the things described in this Clause.

Indebtedness, loans and bank accounts

7.	The Company does not have liabilities required to be disclosed on iits balance sheet under Indian GAAP which are not so disclosed, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Accounts, and (ii) trade or business liabilities incurred in the ordinary course of business, since the Accounts Date.

8.	The Company does not own the benefit of any debt (whether present or future) other than debts set forth in the Accounts for the period ending as on the Accounts Date or subsequently accrued to it in the ordinary course of its business.

9.	The Company has not availed of or been granted any bank or other credit facilities.

10.	Except as set forth in the Accounts, the Company does not have any indebtedness for borrowed money (present, future or contingent) .

11.	Except as set forth in the Accounts, the Company does not have any outstanding indebtedness for borrowed money or other liability in respect of any guarantee or indemnity for such indebtedness except in the ordinary course of business consistent with past practice.

12.	Except as set forth in the Accounts for the period ending as on the Accounts Date, and those arising after the Accounts Date in the ordinary course of business consistent with past practice, there are no liabilities arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring.

13.	Since the Accounts Date, no debt has been released by the Company on terms that the debtor paid less than the book value of his/its debt, and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent to be irrecoverable, other than in the ordinary course of business.

14.	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any relevant authority, and the execution and compliance with the terms of this Agreement does not and will not result in any grant, subsidy or financial assistance from any relevant authority becoming repayable.

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15.	The Company has provided a complete and accurate list of all its bank accounts, and the Authorized Signatories and since the date of that list there has not been any payment out of the relevant bank accounts other than in the ordinary course of business.

Derivative transactions

16.	The Company does not have any outstanding obligations in respect of derivative transactions, including, any foreign exchange derivative transaction.

Dividends and distributions

17.	No dividend or other distribution of profits or assets has been or has been agreed to be, declared, made or paid by the Company since the Accounts Date.

Intra-group transactions and interests

18.	The Company is not a party to or otherwise bound by any contract whatsoever with any Related Party and none of the Related Parties, is involved or interested whether directly or indirectly either financially or otherwise in any manner in any business or activities of the Company.

Intra-group loans and indebtedness

19.	As at the Effective Date, there is no indebtedness, whether by way of borrowings, outstanding liabilities (whether contingent or otherwise), trade debts or howsoever otherwise owed or payable by the Company to any of the Related Parties, or by any of the Related Parties to the Company. Further, none of the Related Party has made any claim or taken any action against the Company.

20.	The Company has not given or agreed to give any guarantee or indemnity in respect of any borrowing or indebtedness, performance or other obligations of any third party or any other commitment, by which the Company is contingently responsible.

C.       COMMERCIAL

Contracts and commitments

1.	The Company is not a party to, and the Company and/or its respective Assets are not bound or affected by, any Material Contract that:

(a)	is not in the ordinary course of business of the Company; or

(b)	is not on arm’s length terms or on normal commercial terms or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(c)	involves payment by the Company by reference to fluctuations in any index of commercial or retail or consumer prices or other index used as a measure of inflation; or

(d)	requires payment of any sum by the Company in any currency other than INR or USD; or

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(e)	involves any joint venture or consortium arrangement or any partnership; or

(f)	contains any representation, warranty, guarantee or indemnity in relation to any share, corporation, asset, property, business or undertaking previously acquired or disposed of by the Company and which was entered into or amended after the Acquisition Date; or

(g)	imposes any non-compete obligations on the Company; or

(h)	imposes any exclusivity obligations on the Company; or

(i)	involves the entry into, by the Company, of financing agreements, banking facilities or loan agreements with financial institutions; or

(j)	involves a commitment to create, acquire, issue or transfer shares or other securities of the Company for conversion of loan into equity, or giving rights of pre-emption; or

(k)	creates share conversion rights such as through convertible debentures, convertible preference shares or the like; or

(l)	restricts the transferability of the shares of the Company, other than liens released at or prior to the Effective Date.
2.	Since the Acquisition Date, the Company has made sales only in the ordinary course of business consistent with past practice and, neither the Company nor CGI has taken any action or granted any concessions to accelerate any sales from a future period to the period commencing on January 1, 2018, and ending on the Accounts Date.

3.	All of the Material Contracts of the Company are validly subsisting and the Company is in subsisting compliance with the terms of the same in all material respects and nothing contained in this Agreement and none of the transactions contemplated hereunder would be in contravention of any of the Material Contracts to which the Company is a party or by which the Company and/or any of its Assets is bound or affected.

4.	The Company is not a party to any agency, distribution or management contract or to any contract which restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit or to engage in any line of business.

5.	Except in ordinary course of business, none of the Material Contracts to which the Company is a party is invalid and the Company has not received notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any Material Contract to which it is a party or by which any of its Assets is bound or affected.

6.	The Company has complied in all material respects with all of its obligations under, and observed and performed all the terms and conditions on its part to be observed and performed under, each of the Material Contracts to which it is a party or by which any of its Assets is bound or affected, and each counterparty to each of such contracts has complied in all material respects with all of its obligations under, and observed and performed all the terms and conditions on its part to be observed and performed under each of such contracts. Each of such contracts is valid and subsisting under Applicable Law, is in full force and effect and is binding on the parties to it and is enforceable by the Company in accordance with its terms.

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7.	The Company has not given any indemnity, guarantee or warranty, or made any representations, in respect of goods or services supplied, or contracted to be supplied, by it that is capable of resulting in any liability which is not in the ordinary course of its business, or, except as aforesaid, accepted any liability or obligation that would apply after any such goods or services had been supplied by it.
8.	The Company has not given any indemnity, guarantee or warranty, or made any representations in respect of any sale of shares or other securities, or any undertaking or part of an undertaking.

9.	Other than any transactions with CGI, no Related Party or to the best of CGI’s knowledge, any officer, director, employee or agent of any Related Party has any Material Contract with, or is materially indebted to, the Company, nor is the Company is materially indebted (or committed to make loans or extend or guarantee credit) to any Related Party or to the best of CGI’s knowledge, any officer, director, employee or agent of any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Other than to the relationship with CGI, no Related Party or to the best of CGI’s knowledge, any officer, director, employee or agent of any Related Party has, either directly or indirectly, a material interest in: (a) any person which purchases from or sells, licences or furnishes to the Company any goods, property, Intellectual Property Rights or other property rights or services; or (b) any contract to which the Company is a party or by which it may be bound or affected.

Ownership of assets

10.	All Assets have been disclosed in the Accounts for the period ending as on the Accounts Date to the extent required by Indian GAAP, and as at the Effective Date, such Assets comprise the only assets, properties, rights and interests used by the Company in connection with the Business.

11.	The Company, owned at the Accounts Date, all the Assets included in their respective Accounts.

12.	The Company does not use any Assets under any agreement for lease, licence, hire, hire purchase, retention of title, or sale on conditional or deferred terms other than the lease for its premises.

13.	None of the Assets or present or future revenues of the Company is subject to any Encumbrance or any contract to give or create any Encumbrance or having a similar effect, and no person has claimed to be entitled to any of the foregoing.

14.	The Company has not been a party to any contract pursuant to or as a result of which any of its Assets as at the Accounts Date, has been transferred or disposed of, is liable to be transferred or disposed of, or which gives or may give rise to a right of compensation or payment in favour of another person under Applicable Law, other than in the ordinary course of business consistent with past practice.

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Real Property

15.	The Company is not the owner of any Real Property, and the Company has not entered into any contract to acquire any Real Property, and the Company does not hold any lease and/or licence other than in respect of its offices.

16.	Each office of the Company is occupied and used by the Company (as applicable) in carrying on the Business and in accordance with the terms and conditions set out in the relevant Property Contract. The Company is in material compliance with all the terms and conditions set out in each Property Contract.

17.	With respect to each of the leases and licences, all certificates of occupancy, permits, licences, franchises, approvals and authorizations of all relevant authorities or any other person having jurisdiction or any right, title or interest over such leases, which are required or appropriate to use or occupy the office premises that are the subject of such leases, or operate the business of the Company as currently conducted or currently proposed to be conducted thereon, have been issued and are in full force and effect.

18.	No Property Contract has expired and/or been terminated and the Company has acquired renewals with respect to all expired Property Contracts and the Company is not liable to pay any penalties or liquidated damages in accordance with the provisions of any of the Property Contracts. The Company has fully complied with its obligations under each Property Contract to which it is a party.

19.	Other than in the ordinary course of business, there is no Property Contract that cannot be terminated by the Company in accordance with Applicable Law or its terms, or cannot be so terminated without the Company incurring any penalty or other liability. Other than in the ordinary course of business or a Force Majeure event, there is no Property Contract that is terminable by the relevant counterparty except after giving reasonable notice to the Company and only in the event of a failure by the Company to pay rent or any other amounts due from the Company thereunder.

20.	All payments including Taxes, cesses, rates, revenues, outgoings and other dues of every nature payable and/or required to be made by the Company under each Property Contract have been duly made by or on behalf of the Company if due, and there are no arrears or outstanding liabilities of the Company.

Anti-competitive arrangements

21.	Since the Acquisition Date, the Company has not carried on or is carrying on any monopolistic, restrictive or unfair trade practice, within the meaning of the Monopolies and Restrictive Trade Practices Act, 1969 and/or Competition Act, 2002 and no Action has been taken or is in progress, pending, outstanding or threatened against the Company under the Monopolies and Restrictive Trade Practices Act, 1969 and/or Competition Act, 2002 or any other anti-trust or similar legislation in any jurisdiction in which it carries on business or has Assets. The Company does not have any agreement or arrangement (or any judgment or ruling) which restricts the ability of the Company to compete anywhere in the world and has not received any notification or registration under the aforesaid enactments.

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Secret or confidential information or property

22.	The Company has not at any time (except (A) in the normal and proper course of the day-to-day business and subject to an obligation of confidentiality, or (B) to the Company’s professional advisers) disclosed to any person:

(a)	any secret or confidential information or property of the Company; or

(b)	any other information relating to the business or affairs of the Company, the disclosure of which might or could cause loss or damage to or adversely affect the Company; or

(c)	any secret or confidential information relating to, the customers, clients, suppliers, officers, directors, employees or agents of the Company, or to any other person who has or has had any dealings with the Company

23.	The Company is not and has never been in violation of any information confidentiality obligation(s) under any Contract entered into by the Company.

Intellectual property rights

24.	To its knowledge, none of the activities of the Company, since the Acquisition Date, violates or infringes or is likely to violate or infringe any Intellectual Property Rights of any third party or person and no claim has been made against the Company in respect of such violation or infringement.

25.	To its knowledge, the Company does not use any processes nor is it engaged in any activities which involves the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes, Intellectual Property Rights or other confidential information (IP Confidential Information) belonging to any person other than the Company itself. All of the current directors, officers, employees, agents or consultants of the Company have entered into agreements obliging them to maintain the confidentiality of such IP Confidential Information and to the Company’s knowledge, none of the current directors, officers, employees, agents or consultants of the Company have disclosed to any person other than the Company any IP Confidential Information except where such disclosure was properly made in the ordinary and normal course of the relevant business and was made subject to a written contract under which the recipient is obliged to maintain the confidentiality of such IP Confidential Information and is restrained from further discussing it or using it other than for the purposes for which it was disclosed by the relevant party.

26.	The Company does not carry on business under a name or names other than its own registered corporate name or brand name.

Insurance

27.	All the Assets of the Company are now and have at all times since the Acquisition Date been appropriately and adequately insured in accordance with all Applicable Laws against all usual insurable risks including fire, accident, damage, injury, third party loss and other risks normally covered by insurance or by persons carrying on the same or similar classes of business.

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28.	In each of the policies of insurance referred to above, the Company and/or banks / financial institutions are named as the insured/ beneficiary and no person other than the Company and/or banks / financial institutions has an interest in or right to the benefit of any of such policies of insurance.

29.	The Company is not in default with respect to any of its obligations under any of the insurance policies referred taken by it, including timely payment of the premium payable.

30.	The Company has not been denied any claims made by it in relation to the insurance policies it has taken since the Acquisition Date.

Computer systems, data and records

31.	To its knowledge, since the Acquisition Date, all the material records and systems (including but not limited to computer systems) and all material data and information of the Company are recorded, stored, maintained or operated or otherwise held exclusively by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company except in the ordinary course of business.

No powers of attorney

32.	Since the Acquisition Date, the Company has not granted any general power of attorney or granted any power of attorney or similar authority which remains in force.

D.       TAXATION

General

1.	The Company has procured wherever applicable, Licences under the tax legislations including but not limited to service tax registration, value added tax registration, etc.

2.	All Taxation of any nature whatsoever for which the Company is liable and which has fallen due for payment has been duly paid and without prejudice to the foregoing the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

3.	To its knowledge, all notices, computations, returns and information which have been given, made, filed or submitted have been and all notices, computations, returns and information which ought to have been given, made, filed or submitted, have been properly and duly given, made, filed or submitted by the Company to the relevant authorities and all information, notices, computations and returns given, made, filed or submitted to such relevant authorities are true, accurate and complete and are not the subject of any dispute nor, are likely to become the subject of any dispute with any of such relevant authorities. All records which the Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the Company, have been duly kept and are available for inspection at the premises of the Company.

4.	To its knowledge, all claims relating to Taxation that have been taken into account in computing any amount in the Accounts have been duly.

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5.	The amount of Taxation chargeable on the Company during the relevant statutory limitation period has not been affected to any extent by any concession, arrangement, agreement or other formal or informal arrangement with any relevant taxation authority (not being a concession, agreement or arrangement available to companies generally).

6.	The Company has not within the relevant statutory limitation period paid or, become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay, any interest, penalty, surcharge or fine relating to Taxation which payment will have a material effect on the Company.

7.	The Company has not within the past 3 (three) years been subject to or is currently subject to, any investigation or audit or visit by any relevant taxation authority, and neither CGI nor the Company has received any notice or communication from any relevant authority of any investigation, audit or proposed visit by any relevant authority other than in the ordinary course of business.

Payments

8.	Subject to Applicable Laws, all rents, premiums, deposits, interest and other amounts paid or payable by the Company in the period since the Accounts Date, or for which there is a subsisting obligation for the Company to pay in the future, are or will be wholly allowable as deductions or charges in computing the income of the Company for Taxation purposes.

Deductions and withholdings

9.	The Company has made all deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the relevant taxation authority for all amounts so deducted.

10.	The Company has not received any notice from any relevant taxation authority which required or will require any of them to withhold Taxation from any payment made since the Accounts Date (in respect of which such withheld Taxation has not been accounted for in full to the relevant authority).

11.	Any right to a repayment or relief of Taxation to or in respect of the Company to the extent that such right was taken into account in the Accounts for the period ending as on the Accounts Date is available and is not lost, reduced or cancelled.

Depreciation and tax bases

12.	No charge to Taxation arose from the disposal by the Company of any of its Assets for the period ending as on the Accounts Date, except as disclosed in the Accounts.

13.	No claim or demand has been made for the depreciation of any Asset of the Company for Taxation purposes in circumstances in which the claim or demand is likely to be disallowed.

14.	The Company has not claimed a deduction for a write down of any of its Assets with a tax effect other than scheduled depreciation or amortisation unless fully recaptured prior to the Effective Date.

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Disposal of debts

15.	No Taxable profit or gain accrued on the disposal or settlement of any debt owed to the Company at the value of that debt adopted for the purposes of the Accounts for the period ending as on the Accounts Date, except as disclosed in the Accounts.

Transfer Completion

16.	No charge to Taxation will arise on the Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or consummation of this Agreement.

Tax Residence

17.	The Company is not treated for any Taxation purpose as resident in a country other than the country of its incorporation and the Company does not have, or have had within the relevant statutory limitation period a branch, agency or permanent establishment in a country other than the country of its incorporation.

Secondary liability

18.	The Company is not or will not become liable to Taxation chargeable primarily on any other person, including, payments for sub-contractors or contract labour under Applicable Law.

Deemed income and gains

19.	The Company does not have a liability to Taxation on income or gains except in respect of and to the extent of income and profits actually received or to be received, nor do any arrangements exist which might give rise to such a liability.

Stamp duty

20.	In relation to each instrument to which the Company is a party or in the enforcement of which the Company may be interested and which either attracts stamp duty in any relevant jurisdiction or requires to be stamped with a particular stamp denoting that no duty is payable or that such instrument has been produced to a relevant taxation authority whether of India or elsewhere, (a) such instrument has been produced to the relevant taxation authority, (b) such instrument has been properly stamped and (c) the Company and to CGI’s knowledge each counterparty has duly paid all stamp duty and interest, fines and penalties thereon payable by it/ them in accordance with the provisions of any Applicable Law; and no such instrument which is outside India would attract stamp duty if it were brought into India.

Capital gains

21.	The Company has not made (or assumed in the Accounts to have made) any claims and elections insofar as they could affect the Taxable gain or allowable loss which would arise in the event of a disposal of any of its Assets after the Accounts Date.

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22.	The Company has not disposed of or acquired any Assets since the Accounts Date in circumstances such that the disposal price or acquisition cost of the Asset would be treated for Taxation purposes as being different from the consideration given or received.

Employees - compensation for loss of office

23.	The Company is not under any obligation to pay, nor has it since the Accounts Date paid or agreed to pay, any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of Taxation.

Reorganisations and mergers

24.	The Company has not claimed or been granted exemptions from Taxation in connection with reorganisations or mergers during the current Financial Year or any other Financial Year since the Acquisition Date.

25.	Reorganisations or mergers of or involving the Company which take effect on or before the Effective Date but after the Acquisition Date will not give rise to the assessment or payment of Taxation after the Effective Date.

Tax avoidances

26.	The Company has not at any time been a party to, participated or otherwise been involved in any transaction, scheme or arrangement (or series of transactions, schemes or arrangements):

(a)	which, or any part of which, involved or may involve, steps taken without any commercial or business purpose apart from the obtaining of, or for the principal purpose of obtaining, a Tax advantage; or

(b)	of which the purpose or effect is, or was, the avoidance or evasion of a liability to Taxation; or

(c)	which may or could for any purpose relating to Taxation, be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Taxation or which could be re-characterised or treated as unenforceable.

27.	Position since Accounts Date

Since the Accounts Date:

(a)	The Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on it other than income tax (or other applicable corporate taxes on its normal trading income) arising from transactions entered into in the ordinary course of business or taxes on deemed dividends which may be determined and levied by the relevant taxation authority; and

(b)	no payment has been made, or agreed to be made, and no benefit has been provided, or agreed to be provided, by the Company which will not be deductible for income tax (or other applicable corporate taxes on normal trading income) purposes under Applicable Law.

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E.	EMPLOYEES AND EMPLOYEE BENEFITS

1.	In this Clause, employee includes without limitation, a person whose services are provided under a consultancy or services contract or any director, officer or employee of the Company whether or not he has entered into (or, where the employment has ceased, worked under) a contract of employment.

Employees and terms and conditions of employment

2.	Other than with professional advisors, the Company is not a party to any contract for the provision of consultancy services to it or for the secondment of any personnel to it.

3.	All subsisting contracts of employment to which the Company is a party, and all subsisting contracts for the provision of any personnel or consultancy services to the Company, is terminable by the Company on 3 (three) months’ notice or less without compensation.

4.	The Company does not have any outstanding liability to pay compensation for loss of office or employment or a redundancy payment including gratuity, provident fund, etc. to any of its present or former employees or to make any payment for breach of any contract for the provision of any personnel or consultancy services and no such sums have been paid (whether pursuant to a legal obligation or ex gratia) by the Company since the Accounts Date.

5.	There is no term of employment for any employee of the Company, which provides that a change of Control in the Company shall entitle the employee to treat the change of Control as amounting to a breach of the Contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

6.	Except in respect of reimbursement of out-of-pocket expenses, salaries, fee(s) and normal accruals of emoluments after the Accounts Date, no sum is owed or promised to any employee of the Company, or under any Contract for the provision of any personnel or consultancy services.

7.	The Company is, and has been since the Acquisition Date, in compliance in all material respects with all Applicable Laws relating to employment and employment practices, including any such Applicable Laws regarding, work conditions, hours of work, payment of wages or other dues, provident fund, gratuity, bonus, employees state insurance, minimum wage, overtime payments, employment discrimination, workers’ compensation, employee social security contributions, employee income tax withholding and family and medical leave.

8.	Since the Acquisition Date, the Company has not been engaged in any unfair labour practice.

9.	No employee of the Company is entitled to a commission or remuneration of any sort calculated by reference to the whole or part of the turnover or profits of the Company.

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10.	Otherwise than as required under Applicable Laws, there are no bonus, retirement, death, disability, profit sharing, shares or securities option plan, incentive compensation, pension or other employee benefit plans or arrangements of any nature whatsoever offered or given by the Company to any of its present or past employees.

11.	All the directors of Company have been duly appointed after complying with necessary provisions under the Applicable Law (including but not limited to filing Form 32 for their appointment, resignation and change in designation). No service agreements have been executed by the Company with any of their directors apart from the management employment agreement entered into with CGI.

12.	Since the Acquisition Date, the Company has not granted any loan and/or advance, or provided any guarantee or financial assistance to any of its directors (past or present), which is outstanding.

13.	The Company has not entered into any settlement or trust/ foundation or any proposed settlement under which any such director is or may become interested in respect of any shares.

14.	CGI has not furnished any personal guarantees and indemnifications on behalf of the Company.

15.	None of the directors of the Company is a nominee of any creditor or lender of the Company and except for the rights of the shareholders of the Company to appoint directors in accordance with the Act, no other person has any right to appoint / nominate any director to the board of directors of the Company.

16.	The Company does not have any outstanding obligations in relation to any payments to be made to the employees towards leave encashment.

17.	The Company does not have any founders’ agreements, management employment agreements and indemnification agreements (other than any arrangements that may exist under statute or its organizational documents) and “golden parachute” agreements. Since the Acquisition Date, the Company has not entered into any agreements or arrangements with any director or employee for severance arrangements or with respect to non-competition other than a consultant agreement with M N Sastry.

Disputes

18.	Since the Acquisition Date, no material claims in relation to employees or former employees of the Company have been made and are pending against the Company, or against any person whom the Company are liable to indemnify.

19.	There is not, and during the 3 years preceding the date of this Agreement there has not been, any collective labour dispute including strikes, lockouts, slowdowns, work stoppage or industrial action affecting the Company.

20.	To the knowledge of CGI or the Company no employee of any the Company has been involved in any criminal Action relating to the business or activities of the Company.

21.	The Company is not a party to any agreement or arrangement with, or has any commitment to any trade union or staff association, and no demands have been made by any trade union or staff association which are pending.

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Compliance with Labour Laws

22.	The Company has paid all taxes, insurance and other statutorily required social security contributions and other levies due in respect of its employees in relation to their employment by the Company, including under the Payment of Gratuity Act, 1972 and there are no past, in progress, pending, outstanding or to the best of CGI’s and the Company’s knowledge, threatened material Actions made by any person including but not limited to any Governmental Authority against the Company in relation to any matters arising out of, in relation to, or in connection with (including but not limited to the applicability of), the Employees Provident Fund and Miscellaneous Provisions Act, 1972, Gratuity Act, 1972 and Employees State Insurance Act, 1948. Further, the Company is in material compliance with employment related laws as follows, and has been making all statutory filings and maintaining all statutorily mandated registers in relation to the same: (a) The Employee’s Provident Fund and Miscellaneous Provisions Act, 1952; (b) Employees’ Pension Scheme, 1995; (c) Employee Deposit Linked Insurance Scheme; (d) Employee State Insurance Act, 1948; (e) Payment of Bonus Act 1965; (f) Payment of Gratuity Act, 1972; (g) Payment of Wages Act, 1936 (h) Minimum Wages Act, 1948; (i) Maternity Benefit Act, 1961; (j) Equal Remuneration Act, 1976; and (k) Factories Act, 1948.

Contract Labour

23.	The Company has executed written Contracts with respect to all personnel and workers hired or utilised by it from independent contractors as contract labourers and all such contracts have explicit provisions regarding repayment of statutory dues that the Company may be required to pay with respect to statutory benefits payable to the contract labourers.

24.	There is no outstanding liability to pay compensation or damage or claim or a redundancy payment to any person for non-registration by the Company, under the Contract Labour (Regulation and Abolition) Act, 1970, and no claim or demand has been made (whether pursuant to a legal obligation or otherwise).

25.	None of the outsourced/contracted personnel utilised by the Company, has claimed to be entitled to, permanent employment with the Company under Applicable Law and there are no outstanding liabilities or claims made on the Company under the Contract Labour (Regulation and Abolition) Act, 1970.

26.	All outsourced/contracted personnel utilised by the Company are employees of the relevant outsourcing agency/contractor and, are (and have at all times been) utilised by the Company and/or render (and have all times rendered) services to the Company pursuant to and under a valid and subsisting Contract between the relevant outsourcing agency/contractor and the Company.

Pensions

27.	Save for liability under Applicable Law, and coverage for personal accident insurance, medical insurance and the like for all employees, the Company is neither paying nor is it under any liability (actual or contingent) to pay or secure, any pension, provident or other benefit on retirement, death, illness or disability of any of its employees or on the attainment of a specified age by any of its employees or on the completion of a specified number of years of service by any of its employees or on termination of employment of any of its employees.

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Loans

28.	The Company has not granted any loan and/or advance, or provided any guarantee or financial assistance to any of the employees (past or present) of the Company in excess of INR 5,00,000/- (Indian Rupees Five Lakh Only), which is outstanding.

Trade Unions

29.	There are no agreements or other arrangements between the Company, and any trade union or other similar body representing the employees of any of the Company which confer any contractual rights upon any of the employees of the Company, and there are no demands pending from any such trade union or other similar body representing any such employees and there are no recognised unions or other bodies representing any of the employees of the Company.

F.	CGI

a)	Organization, Good Standing and Qualification. CGI has been duly incorporated and organized, and validly exists under the laws of the State of Delaware. CGI has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted and as proposed to be conducted and has not taken any action, or failed to take any action, which would preclude or prevent it from conducting its business before and after the Effective Date.

1.	Authorization and Validity of Transactions:

a)	Authorization. CGI has the legal right, corporate power and authority to, as the case may be, execute, deliver and perform the Transaction Documents. CGI has taken all necessary actions, corporate or otherwise, as applicable to it to authorize or permit the execution, delivery and performance of this Agreement and the transactions contemplated in this Agreement.

b)	Enforceability. The Agreement and the other Transaction Documents are valid and create binding obligations on CGI, enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, re-organization, moratorium or similar laws affecting creditors’ rights generally.

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SCHEDULE 3B

PURCHASER WARRANTIES

2.	Organization and Shareholding:

b)	Organization, Good Standing and Qualification. Purchaser has been duly incorporated and organized, and validly exists under the laws of Japan. Purchaser has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted and as proposed to be conducted and has not taken any action, or failed to take any action, which would preclude or prevent it from conducting its business before and after the Effective Date.

G.	Authorization and Validity of Transactions:

c)	Authorization. Purchaser has the legal right, corporate power and authority to, as the case may be, execute, deliver and perform the Transaction Documents. Purchaser has taken all necessary actions, corporate or otherwise, as applicable to it to authorize or permit the execution, delivery and performance of this Agreement and the transactions contemplated in this Agreement.

d)	Enforceability. The Agreement and the other Transaction Documents are valid and create binding obligations on Purchaser, enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, re-organization, moratorium or similar laws affecting creditors’ rights generally.

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SCHEDULE 7

SPECIFIC CONDITIONS PRECEDENT

As a part of the Conditions Precedent, the Company and CGI shall:

1.	Provide copies of all share certificates;

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SCHEDULE 9

DISCLOSURE SCHEDULE

See Attached

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